Exhibit 1.3

FREE THE WORLD, INC.
OMNIBUS AMENDMENT Agreement

This Omnibus Amendment Agreement (the “Amendment Agreement”) is made as of March [ ], 2025, by and among Feel the World, Inc., a Delaware corporation (the “Company”), and the undersigned parties listed on the signature pages attached hereto.

RECITALS

WHEREAS, the Company previously entered into (i) that certain Investors’ Rights Agreement, dated as of December 2, 2020, by and among the Company and the stockholders party thereto (the “Investors’ Rights Agreement”), and (ii) that certain Right of First Refusal and Co-Sale Agreement, dated as of December 2, 2020, by and among the Company and the stockholders party thereto (the “ROFR Agreement” and, together with the Investors’ Rights Agreement, the “Financing Agreements”);

WHEREAS, the Company and the undersigned stockholders party hereto hereby wish to amend the Financing Agreements;

WHEREAS, pursuant to Section 6.6 of the Investors’ Rights Agreement, subject to certain exceptions, any term of the Investors’ Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding (as defined in the Investors’ Rights Agreement) (such holders, the “IRA Requisite Parties”);

WHEREAS, pursuant to Section 6.8 of the ROFR Agreement, subject to certain exceptions, any term of the ROFR Agreement may be amended with the written consent of (i) the Company, (ii) the Key Holder holding a majority of the outstanding shares of Transfer Stock, and (iii) the holders of a majority of shares of Class A Voting Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single separate class and on an as-converted basis) (as all such terms are defined in the ROFR Agreement) (such holders, the “ROFR Requisite Parties”); and

WHEREAS, the Company and the undersigned stockholders party hereto, constituting the IRA Requisite Parties and the ROFR Requisite Parties, on behalf of all parties to the Financing Agreements, desire to amend the Financing Agreements as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment to Investors’ Rights Agreement.

1.1 Section 5.5 of the Investors’ Rights Agreement is hereby amended to add the following provision to the end of such section:

“The Board of Directors shall continue to maintain active oversight of the Company and all significant operational, financial and strategic decisions shall require approval of the Board of Directors.”

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2. Amendment to ROFR Agreement.

2.1 Section 2.2(d)(ii) of the ROFR Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that the Proposed Key Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder in accordance with Sections 2.1, 2.2 and 2.3 of Article Fourth (B) of the Restated Certificate and, if applicable, the next sentence as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow and/or is payable only upon satisfaction of contingencies, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and is not subject to contingencies (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1, 2.2 and 2.3 of Article Fourth (B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Key Holder upon release from escrow or satisfaction of such contingencies shall be allocated in accordance with Sections 2.1, 2.2 and 2.3 of Article Fourth (B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.”

3. Continued Validity of Agreements. Except as explicitly amended hereby, each of the Financing Agreements shall continue in full force and effect as originally constituted, and each is hereby ratified and affirmed by the parties hereto. All references to the Financing Agreements in any other agreements or documents shall on and after the date hereof be deemed to refer to the Financing Agreements as amended hereby.

4. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

5. Entire Agreements; Severability. This Amendment Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties are expressly canceled. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

7. Counterparts. This Amendment Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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